UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value	H	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2021, Hyatt Hotels Corporation (the “Company” or “Hyatt”) and Hotel Investors I, Inc., as borrowers, certain subsidiaries of the Company, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, entered into a Third Amendment to Second Amended and Restated Credit Agreement (the “Revolver Amendment”). The Revolver Amendment amends the Second Amended and Restated Credit Agreement, dated as of January 6, 2014, by and among the Company and Hotel Investors I, Inc., the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of January 10, 2018, and the Second Amendment to Second Amended and Restated Credit Agreement, dated as of April 21, 2020 (as amended, the “Revolving Credit Agreement”).

The Revolver Amendment, among other things, relieves the Company’s compliance with certain covenants under the Revolving Credit Agreement by (i) extending the current covenant relief period during which the leverage ratio covenant is suspended through January 1, 2022 (the “Covenant Relief Period”), (ii) adding a new minimum fixed charge coverage ratio covenant with a maintenance level of 1.25 to 1.0 applicable to the first quarter following the end of the Covenant Relief Period (in lieu of a maximum leverage ratio covenant for such quarter) and (iii) increasing the maintenance level of the leverage ratio covenant for the second, third, fourth and fifth quarters following the end of the Covenant Relief Period to the level of 7.5 to 1.0, 6.5 to 1.0, 5.5 to 1.0 and 5.0 to 1.0, respectively. The Revolver Amendment also includes an option, at the Company’s election, to extend the maturity date of $1.45 billion of the commitments under the Revolving Credit Agreement by one year to January 10, 2024, which may be exercised by the Company subject to certain terms and conditions set forth in the Revolving Credit Agreement. The Revolver Amendment also provides for the following covenant and pricing changes under the Revolving Credit Agreement: (i) increasing the maintenance level of the minimum daily liquidity covenant applicable during the Covenant Relief Period from $300 million to $450 million, (ii) amending the negative covenants with respect to asset sales, investments and prepayments of indebtedness applicable during the Covenant Relief Period to provide additional flexibility and basket capacity for use during the extended Covenant Relief Period and (iii) at all times following the effective date of the Revolver Amendment, reducing the LIBOR floor from 75 basis points to 25 basis points.

The $1.5 billion aggregate commitment amount under the revolving credit facility remains unchanged. As of March 18, 2021, no borrowings were outstanding under the Revolving Credit Agreement.

The foregoing description of the Revolver Amendment is qualified in its entirety by reference to the text of the Revolver Amendment, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference. The Revolver Amendment has been included as an exhibit to this filing to provide investors and security holders with information regarding its terms and is not intended to provide any other factual information about Hyatt or any of its subsidiaries. The representations and warranties in the Revolver Amendment were made only for the purposes of the Revolver Amendment, as of a specified date, and may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Revolver Amendment are not necessarily characterizations of the actual state of facts concerning Hyatt or any of its subsidiaries at the time they were made or otherwise and should only be read in conjunction with the other information that Hyatt makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission (the “SEC”).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Third Amendment to Second Amended and Restated Credit Agreement, dated as of March 18, 2021, among Hyatt Hotels Corporation and Hotel Investors I, Inc., as Borrowers, certain subsidiaries of Hyatt Hotels Corporation, as Guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: March 22, 2021	By:	/s/ Margaret C. Egan
		Name:	Margaret C. Egan
		Title:	Executive Vice President, General Counsel and Secretary